RESTATED CERTIFICATE OF INCORPORATION
OF
PAR PACIFIC HOLDINGS, INC.
Par Pacific Holdings, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:
1.The name of the Company is Par Pacific Holdings, Inc. The name under which the Company was originally incorporated was Delta Petroleum Corporation. The original Certificate of Incorporation of the Company was filed with the office of the Secretary of State of the State of Delaware on November 7, 2005. An Amended and Restated Certificate of Incorporation of the Company, changing the name of the Company to Par Petroleum Corporation, was filed with the office of the Secretary of State of the State of Delaware on August 31, 2012. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Company were filed with the office of the Secretary of State of the State of Delaware on September 25, 2013, January 23, 2014 and October 20, 2015. The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company filed on October 20, 2015 changed the name of the Company to Par Pacific Holdings, Inc.
2.This Restated Certificate of Incorporation, which restates in its entirety the Amended and Restated Certificate of Incorporation of the Company, was duly adopted pursuant to Sections 242 and 245 of the DGCL. The Restated Certificate of Incorporation only restates and integrates the Company’s Amended and Restated Certificate of Incorporation, as previously amended or supplemented, and does not further amend the provisions of the Company’s Amended and Restated Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between the provisions of the Company’s Amended and Restated Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.
3.The text of the Amended and Restated Certificate of Incorporation of the Company, as heretofore amended or supplemented, is hereby restated in its entirety to read as follows:
ARTICLE 1
NAME

The name of the corporation is Par Pacific Holdings, Inc.
ARTICLE 2
REGISTERED AGENT
The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

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ARTICLE 3
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware, as amended (the “DGCL”).
ARTICLE 4
CAPITAL STOCK
4.1    Common Stock.
(a)    The total number of shares of common stock, par value $0.01 per share, that the Company is authorized to issue is five hundred million (500,000,000).
(b)    Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.
4.2    Preferred Stock.
(a)    The total number of shares of preferred stock, par value $0.01 per share, that the Company is authorized to issue is 3,000,000.
(b)    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:
(1)    The designation of the series and the number of shares to constitute the series.
(2)    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable

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on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.
(3)    Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.
(4)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.
(5)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.
(6)    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.
(7)    The restrictions, if any, on the issue or reissue of any additional preferred stock.
(8)    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.
4.3    Non-Voting Equity Securities. Notwithstanding anything to the contrary herein, the Company shall in no event issue any non-voting equity securities in violation of chapter 11 of title 11 of the United States Code; provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).
ARTICLE 5
DIRECTORS
5.1    Authority, Number and Election of Directors. The affairs of the Company shall be conducted by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the Bylaws of the Company and may be increased or decreased from time to time in the manner provided in the Bylaws of the Company; provided, however, that except as otherwise provided in this Article 5, the number of directors shall not be less than three (3) nor more than fifteen (15). Election of directors need not be by written ballot except and to the extent provided in the Bylaws of the Company.

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In the event the holders of any class or series of preferred stock shall be entitled, by a separate class vote, to elect directors as may be specified pursuant to Article 4, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of preferred stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article 5.
5.2    Resignation. Any director of the Company may resign at any time by giving written notice to the Board of Directors. The resignation of any director shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
5.3    Removal. Subject to any rights of the holders of any series of preferred stock, or as may be otherwise limited under the DGCL, a director may be removed from office by the stockholders prior to the expiration of his or her term of office with or without cause.
5.4    Quorum. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Certificate of Incorporation or in the Bylaws of the Company with respect to filling vacancies.
5.5    Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors; provided, however, that at any time prior to the termination of any Stockholders Agreement in existence from time to time between the Company and certain of its stockholders (the “Stockholders Agreement”), any vacancies on the Board of Directors shall be filled only with nominees chosen to fill such vacancies in accordance with the provisions of the Stockholders Agreement. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.
ARTICLE 6
BYLAWS
Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the Bylaws of the Company.
ARTICLE 7
STOCKHOLDERS
Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. Each meeting of stockholders will be held on the date and at the time

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and place determined by the Board of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or any officer of the Company upon the written request of a majority of the Board of Directors.
ARTICLE 8
VOTING REQUIREMENT
Notwithstanding any other provisions of this Certificate of Incorporation or of the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Certificate of Incorporation or the Bylaws of the Company), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 8, 9, 10, or 11 of this Certificate of Incorporation.

ARTICLE 9
LIABILITY OF DIRECTORS
9.1    General. A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
9.2    Amendment. Unless applicable law requires otherwise, no amendment, modification or repeal of this Article 9 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
ARTICLE 10
INDEMNIFICATION
10.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company. Subject to Section 10.4, the Company shall indemnify each Authorized Representative who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) arising on or after the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012 (the “Plan”), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such

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Authorized Representative in connection with such action, suit or proceeding if such Authorized Representative acted in good faith and in a manner such Authorized Representative reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representative’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Authorized Representative did not act in good faith and in a manner which such Authorized Representative reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
10.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 10.4, the Company shall indemnify each Authorized Representative who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor arising on or after the effective date of the Plan, by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Authorized Representative in connection with the defense or settlement of such action or suit if such Authorized Representative acted in good faith and in a manner such Authorized Representative reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Authorized Representative shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Authorized Representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
10.3    Advancement of Expenses. The right to indemnification conferred by this Article 10 shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition within 10 days after receipt by the Company of the written request of the Authorized Representative for such advance. The Company may condition such advance upon receipt of an undertaking by or on behalf of the Authorized Representative receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this Article 10. Such undertaking shall not be required to be guaranteed by any other person or collateralized, and shall be accepted by the Company without regard to the financial ability of the person providing such undertaking to make such repayment. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
10.4    Procedure for Indemnification. To obtain indemnification under this Article 10, an Authorized Representative shall submit to the Company a written request, including therein or

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therewith such documentation and information as is reasonably available to the Authorized Representative and is reasonably necessary to determine whether and to what extent the Authorized Representative is entitled to indemnification. Such determination shall be made, with respect to an Authorized Representative who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to an Authorized Representative who is a former director or officer, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that the Authorized Representative has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Authorized Representative shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Authorized Representative in connection therewith, without the necessity of authorization in the specific case. If it is so determined that the Authorized Representative is entitled to indemnification, payment to the Authorized Representative shall be made within 10 days after such determination.
10.5    Certain Remedies. If a claim under Section 10.1 is not paid in full by the Company within thirty days after a written claim pursuant to Section 10.4 has been received by the Company, the Authorized Representative may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Authorized Representative shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the Authorized Representative has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the Authorized Representative for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Authorized Representative is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Authorized Representative has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Authorized Representative has not met the applicable standard of conduct.
10.6    Binding Effect. If a determination shall have been made pursuant to Section 10.4 that the Authorized Representative is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.5.
10.7    Validity of this Article. The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.5 that the procedures and presumptions of this Article 10 are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Article 10.

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10.8    Nonexclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Company, agreement, vote of stockholders or Board of Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Authorized Representative shall be made to the fullest extent permitted by law.. No amendment, repeal or modification of this Article 10 shall, unless otherwise required by law, in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such amendment, repeal or modification.
10.9    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
10.10    Presumptions. For all purposes of this Article 10 and to the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of any Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article 10 or the DGCL, have been satisfied.
10.11    Reliance. Each Authorized Representative shall be deemed to have acted in reliance upon the rights to indemnification and advancement of expenses established in this Article 10. Unless applicable law requires otherwise, any repeal or modification of this Article 10 shall not adversely affect any rights to indemnification and to the advancement of expenses of an Authorized Representative existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
10.12    Certain Definitions. For purposes of any determination under Section 10.4, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this Section 10.12 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.1 or Section 10.2, as the case may be. As used in this Article 10, “Authorized Representative” means, collectively: (i) any person who, following the effective date of the Plan, is or was an officer or director of the Company and (ii) any

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other person who may be designated by the Board of Directors from time to time as an “authorized representative” for purposes of Article 10 of the Certificate of Incorporation, including (but not limited to) any present or former employee or agent of the Company or any predecessor of the Company or any officer or director of the Company or any predecessor of the Company before the effective date of the Plan
10.13    Severability. If any provision or provisions of this Article 10 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 10 (including, without limitation, each portion of any paragraph of this Article 10 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 10 (including, without limitation, each such portion of any paragraph of this Article 10 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE 11
TRANSFER RESTRICTIONS
11.1    Certain Definitions. For purposes of this Article 11, the following terms shall have the following meanings:
“Agent” shall mean an agent designated by the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Company Securities” shall mean (i) shares of common stock, (ii) shares of preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Company (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.
“Effective Date” shall mean the Effective Date as defined in the Plan.
“Filing Date” shall mean August 31, 2012.
“Excess Securities” shall mean the Company Securities which are the subject of the Prohibited Transfer.
“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Company pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Company if that Person has a Public Group or individual, or a “higher tier entity” of that Person has a Public Group or individual, that is treated

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as a “5-percent shareholder” of the Company pursuant to Section 1.382-2T(g) of the Treasury Regulations.
“Initial Five-Percent Shareholder” shall mean a Person who was a Five-Percent Shareholder on the Effective Date, other than the initial direct Public Group of the Company.
“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), 1.382-3(a), and 1.382-4(d); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Company Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.
“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Company and received by a Purported Transferee with respect to any Excess Securities.
“Prohibited Transfer” shall mean any purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Article 11.
“Public Group” shall mean a “public group” as that term is defined in Section 382 of the Code and the Treasury Regulations thereunder.
“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.
“Restriction Release Date” shall mean the earliest date on which the Board of Directors, with the approval of holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, determines that (1) the consummation of the Plan did not satisfy the requirements of Section 382(1)(5) of the Code or treatment under Section 382(1)(5) of the Code is not in the best interests of the Company, its affiliates and its shareholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (2) an ownership change (within the meaning of Section 382 of the Code and the Treasury Regulations thereunder) would not result in a substantial limitation on the ability of the Company (or a direct or indirect subsidiary of the Company) to use otherwise available Tax Benefits, or (3) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein.

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“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company or any direct or indirect subsidiary thereof.
“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Company or the modification, amendment or adjustment of an existing option granted by the Company. A Transfer shall not include an issuance or grant of Company Securities by the Company, the modification, amendment or adjustment of an existing option by the Company and the exercise by an employee of the Company of any option to purchase Company Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Company.
“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.
11.2    Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section 11.3, any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio if (a) the transferor is a Five-Percent Shareholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Company of any Five-Percent Shareholder shall be increased.
11.3    Certain Exceptions. The restrictions set forth in Section 11.2 shall not apply to an attempted Transfer of Company Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Company, which approval may be granted or denied in the sole discretion of the Board of Directors and may be granted prospectively or retroactively; provided, however, that as a condition of such approval, any transferee that would become a Five-Percent Shareholder and that is not an Initial Five-Percent Shareholder must execute and agree to be bound by the Stockholders Agreement so long as the Stockholders Agreement remains in full force and effect. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Company. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any transferee to Transfer Company Securities acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted

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by this Article 11 through duly authorized officers or agents of the Company. Nothing in this Article 11 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
11.4    Treatment of Excess Securities.
(a)    No officer, director, employee or agent of the Company shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Company for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Company, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 11.4(c) or until approval is obtained under Section 11.3(a). Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section 11.4(a) or Section 11.4(c) shall also be a Prohibited Transfer.
(b)    The Company may require as a condition to the registration of the Transfer of any Company Securities or the payment of any distribution on any Company Securities that the proposed transferee or payee furnish the Company all information reasonably requested by the Company with respect to all the direct and indirect ownership interests in such Company Securities. The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article 11, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Company Securities and other evidence that a Transfer will not be prohibited by Section 11.2 as a condition to registering any Transfer.
(c)    If the Board of Directors determines that a Transfer of Company Securities constitutes a Prohibited Transfer then, upon written demand by the Company, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Company Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities

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for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11.4(d) if the Agent rather than the Purported Transferee had resold the Excess Securities.
(d)    The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors. The Purported Transferee’s sole right with respect to such Company Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 11.4(d). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article 11 inure to the benefit of the Company.
(e)    In the event of any Transfer which does not involve a transfer of securities of the Company within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article 11, the application of Section 11.4(c) and Section 11.4(d) shall be modified as described in this Section 11.4(e). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article 11. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 11.4(c) and Section 11.4(d), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 11.4(e) is to extend the restrictions in Section 11.2 and Section 11.4(c) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 11.4(e), along with the other provisions of this Article 11, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Company Securities.

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11.5    Board Determinations.
(a)    The Board of Directors of the Company shall have the power to determine all matters necessary for determining compliance with this Article 11, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Company of any Five-Percent Shareholder; (D) whether an instrument constitutes a Company Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 11.4(d) of this Article 11; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article 11 is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding absent manifest error for all the purposes of this Article 11.
(b)    Nothing contained in this Article 11 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution and with the approval of holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, (A) accelerate or extend the Restriction Release Date, (B) modify the ownership interest percentage in the Company or the Persons or groups covered by this Article 11, (C) modify the definitions of any terms set forth in this Article 11, or (D) modify the terms of this Article 11 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Company shall be notified of such determination through such method of notice as the Secretary of the Company shall deem appropriate.
(c)    In the case of an ambiguity in the application of any of the provisions of this Article 11, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 11 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 11. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Company, the Agent, and all other parties for all other purposes of this Article 11 absent manifest error. The Board of Directors may delegate all or any portion of its duties and powers under this Article 11 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 11 through duly authorized officers or agents of the Company. Nothing in this Article 11

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shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
11.6    Securities Exchange Transactions. Nothing in this Article 11 shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article 11 and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 11.
11.7    Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Company makes a written demand pursuant to Section 11.4(c), then the Company shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11.7 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 11 being void ab initio or (b) preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 11.
11.8    Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 11 who knowingly violates the provisions of this Article 11 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Company for, and shall indemnify and hold the Company harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Company’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
11.9    Notice to Company. Any Person who acquires or attempts to acquire Company Securities in excess of the limitations set forth in this Article 11 shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Company Securities, any Person who is a beneficial, legal, or record holder of Company Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Company may request from time to time in order to determine compliance with this Article 11 or the status of the Tax Benefits of the Company.
11.10    Bylaws. The Bylaws of the Company may make appropriate provisions to effectuate the requirements of this Article 11.
11.11    Certificates. All certificates representing Company Securities on or after the Filing Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

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THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE 11 OF THE CERTIFICATE OF INCORPORATION OF PAR PETROLEUM CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.
11.12    Reliance. To the fullest extent permitted by law, the Company and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 11, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Company Securities owned by any stockholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), if any, as of any date, subject to its actual knowledge of the ownership of Company Securities.
11.13    Benefits of Article 11. Nothing in this Article 11 shall be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this Article 11. This Article 11 shall be for the sole and exclusive benefit of the Company and the Agent.
11.14    Severability. The purpose of this Article 11 is to facilitate the Company’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 11 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 11.
11.15    Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this Article 11, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
ARTICLE 12
AMENDMENTS
Subject to Article 8, the Company reserves the right to alter, amend, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

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IN WITNESS WHEREOF, Par Pacific Holdings, Inc. has caused this Restated Certificate of Incorporation to be signed by its Senior Vice President and General Counsel this 20th day of October, 2015.
PAR PACIFIC HOLDINGS, INC.
By:
Name: J. Matthew Vaughn
Title: Senior Vice President and General Counsel

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